EXHIBIT 99.1
At EMAK Worldwide, Inc.:
Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034
For Immediate Release
EMAK WORLDWIDE REPORTS RESULTS
FOR SECOND QUARTER OF 2005
     LOS ANGELES, July 28, 2005 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the second quarter ended June 30, 2005.
     Revenues were $58.1 million in the second quarter of 2005, an increase of 12.2% over revenues of $51.8 million in the same period of the previous year.
     Net income in the second quarter of 2005 was $724,000, or $0.06 per diluted share, compared with a net loss of $530,000, or $0.16 per diluted share, in the same period of the previous year.
     The Company’s second quarter 2005 results include the following gains and charges:
•	A pre-tax gain of $2.3 million, or $0.22 per diluted share, for the reversal of a portion of a charge taken in the fourth quarter of 2004 for minimum royalty guarantee shortfalls on several consumer products licenses. The reversal is due to an agreement reached with one of Pop Rocket’s major licensors to exit certain licenses early in exchange for a reduction in overall royalty guarantee requirements.

•	A pre-tax restructuring charge of $319,000, or $0.03 per diluted share, related to the elimination of a centralized management position and the wind down of Pop Rocket.

•	Pre-tax integration costs and ERP reimplementation costs combined for a net charge of $36,000.
     Excluding these gains and charges, net loss in the second quarter of 2005 was $419,000, or $0.13 per diluted share, compared to a net loss of approximately $221,000, or $0.10 in the prior year quarter. Also impacting results for the second quarter 2005 were pre-tax costs of
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EMAK Worldwide, Inc.

approximately $1.4 million, or $0.13 per diluted share, related to the departure of the Company’s CEO.
     “In the second quarter, marketing services revenues were up 13.7% offset by a decline in consumer products revenues of 2.9%,” said Stephen P. Robeck, EMAK’s Chief Executive Officer (interim) and non-executive Chairman of the Board. “Importantly, our non-Burger King related marketing services revenues increased 25.4% from the year ago quarter.”
Pop Rocket
     Mr. Robeck continued, “As part of our effort to conduct an orderly exit of the consumer products business, we came to a successful resolution with one of our major licensors to exit certain licenses early, resulting in the reversal of a prior royalty-related charge. In the meantime, the division as a whole is having no negative impact on our financial results this year.”
Second Quarter 2005 Financial Highlights
     The following table presents financial highlights for the Company’s operations for the second quarter of 2005. Full financial results, including reconciliations of GAAP to non-GAAP measures, are attached.
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EMAK Worldwide, Inc.

Results from operations
(In thousands of dollars)

	Three Months Ended June 30,
		% of		% of
	2005	revenues	2004	revenues	change

Revenues	58,102		51,778		12.2%
Domestic	42,547	73.2%	39,270	75.8%	8.3%
International	15,555	26.8%	12,508	24.2%	24.4%

Marketing services	53,652	92.3%	47,195	91.1%	13.7%
Consumer products	4,450	7.7%	4,583	8.9%	-2.9%

Gross profit	16,885	29.1%	13,763	26.6%	22.7%
Marketing services gross profit	13,696	25.5%	12,804	27.1%	7.0%
Consumer products gross profit	3,189	71.7%	959	20.9%	232.5%

Operating expenses	15,638	26.9%	14,569	28.1%	7.3%
Operating income (loss)	1,247	2.1%	(806)	-1.6%	-254.7%
Net income (loss)	724	1.2%	(530)	-1.0%	-236.6%

Non-GAAP financial highlights
Adjusted gross profit before gain	14,560	25.1%	13,763	26.6%	5.8%
Adjusted consumer products gross profit before gain	864	19.4%	959	20.9%	-9.9%
Adjusted operating expenses before charges	15,283	26.3%	14,060	27.2%	8.7%
EBITDA before charges	(45)	-0.1%	181	0.3%	-124.9%
Adjusted operating loss before charges	(723)	-1.2%	(297)	-0.6%	143.4%
Adjusted net loss before charges	(419)	-0.7%	(221)	-0.4%	89.6%
Additional Financial Highlights
•	Net foreign currency translation impact contributed approximately $276,000 to revenues versus the prior year period average exchange rates.

•	Gross profit in the Marketing Services segment decreased from the prior year due to the deferral of higher-margin fee-based services revenues from the second to the third quarter of 2005.

•	Gross profit in the Consumer Products segment, excluding the minimum royalty guarantee shortfall reversal, decreased from the prior year due to the wind down of Pop Rocket.

•	Operating expenses, excluding charges, decreased as a percentage of revenues by 0.9% versus the prior year quarter, despite significant costs incurred in the quarter related to the CEO’s departure.

•	Prior year revenues and operating expenses exclude Megaprint (acquired November 11, 2004).
Financial Condition
•	The balance of cash and cash equivalents at June 30, 2005 was $4.9 million, an increase of $0.5 million versus the end of last year.
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EMAK Worldwide, Inc.

•	The Company generated $7.5 million in cash from operations during the first half, versus $1.3 million in the same period in 2004.

•	Working capital was $16.7 million and the current ratio was 1.4, versus working capital of $17.9 million and a current ratio of 1.3 at the end of 2004.

•	Short-term debt was $0.9 million at the end of the second quarter. The Company had $6.0 million in short-term debt at the end of 2004.
Outlook
     Mr. Robeck commented on the remainder of 2005: “EMAK’s revenues are expected to be stable relative to 2004. Sequentially, we expect that revenues for the third quarter will be lower than the second, followed by a stronger fourth quarter.
     “We are continuing to strategically integrate our agencies to accelerate their cross-selling capabilities to best serve our clients and ultimately drive profitability. Our solid financial condition provides us with the foundation to continue these growth initiatives.”
Second Quarter Conference Call and Webcast
     The Company will host a conference call with investors and financial analysts today at 5:00 p.m. ET/2:00 p.m. PT to discuss its second quarter financial results and operational highlights. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Relations section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through August 5, 2005 by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 7836557.
About EMAK Worldwide, Inc.
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario (CA), Dublin, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s,
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Kraft, Macy’s, Miller Brewing Company, Procter & Gamble, and Subway Restaurants, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.
Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2005 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be he only items that could affect the future performance of the Company.
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EMAK Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Revenues	$58,102	$51,778	$115,344	$103,590
Cost of sales	43,542	38,015	86,335	76,587
Minimum royalty guarantee shortfall gain	(2,325)	—	(2,325)	—

Gross profit	16,885	13,763	31,334	27,003
Operating expenses:
Salaries, wages and benefits	9,657	7,900	17,987	15,177
Selling, general and administrative	5,626	6,160	11,628	12,056
Integration costs	23	93	68	136
Restructuring charge	319	105	902	105
Loss on Chicago lease	—	311	—	311
ERP reimplementation costs	13	—	102	—

Total operating expenses	15,638	14,569	30,687	27,785

Income (loss) from operations	1,247	(806)	647	(782)
Interest expense, net	(115)	(25)	(219)	(47)
Other income (expense)	117	(43)	116	(313)

Income (loss) before provision (benefit) for income taxes	1,249	(874)	544	(1,142)
Provision (benefit) for income taxes	525	(344)	237	(446)

Net income (loss)	724	(530)	307	(696)
Preferred stock dividends	375	375	750	750

Net income (loss) available to common stockholders	$349	$(905)	$(443)	$(1,446)

Basic income (loss) per share
Income (loss) per share	$0.06	$(0.16)	$(0.08)	$(0.25)

Weighted average shares outstanding	5,785,202	5,758,370	5,775,570	5,739,603

Diluted income (loss) per share
Income (loss) per share	$0.06	$(0.16)	$(0.08)	$(0.25)

Weighted average shares outstanding	6,005,326	5,758,370	5,775,570	5,739,603

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EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
ASSETS

	June 30,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$4,887	$4,406
Accounts receivable, net	33,638	47,180
Inventories	11,799	18,763
Prepaid expenses and other current assets	6,227	5,466

CURRENT ASSETS	56,551	75,815
Fixed assets, net	3,793	5,029
Intangible assets, net	45,293	45,409
Other assets	5,655	7,060

TOTAL ASSETS	$111,292	$133,313

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Short-term debt	$875	$6,025
Accounts payable	22,617	30,996
Accrued liabilities	16,385	20,860

CURRENT LIABILITIES	39,877	57,881
Long-term liabilities	4,134	6,621

TOTAL LIABILITIES	44,011	64,502

Mandatorily redeemable preferred stock	22,518	22,518

Common stock	—	—
Additional paid-in capital	27,519	27,516
Retained earnings	33,511	33,954
Accumulated other comprehensive income	3,178	4,972
Less:
Treasury stock	(17,669)	(17,669)
Unearned compensation	(1,776)	(2,480)

TOTAL STOCKHOLDERS’ EQUITY	44,763	46,293

TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$111,292	$133,313

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EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	(Unaudited)
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$307	$(696)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,129	987
Provision for doubtful accounts	15	110
(Gain) loss on disposal of fixed assets	10	(8)
Tax benefit from exercise of stock options	—	65
Amortization of restricted stock	483	311
Minimum royalty guarantee shortfall gain	(2,325)	—
Changes in operating assets and liabilities - Increase (decrease) in cash and cash equivalents:
Accounts receivable	12,715	9,487
Inventories	6,845	1,621
Prepaid expenses and other current assets	(981)	(829)
Other assets	1,170	(1,012)
Accounts payable	(7,930)	(4,141)
Accrued liabilities	(3,446)	(4,188)
Long-term liabilities	(487)	(433)

Net cash provided by operating activities	7,505	1,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(992)	(936)
Purchase of marketable securities, net	—	(1,300)
Proceeds from sale of fixed assets	976	9
Refund for purchase of Upshot	75	—
Payment for purchase of Johnson Grossfield	(148)	(4,614)
Payment for purchase of Megaprint Group	(892)	—

Net cash used in investing activities	(981)	(6,841)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(750)	(1,125)
Purchase of treasury stock	—	(211)
Proceeds from exercise of stock options	115	538
Repayment of short-term debt	(5,150)	—

Net cash used in financing activities	(5,785)	(798)

Net increase (decrease) in cash and cash equivalents	739	(6,365)

Effects of exchange rates on cash and cash equivalents	(258)	22

CASH AND CASH EQUIVALENTS, beginning of period	4,406	19,291

CASH AND CASH EQUIVALENTS, end of period	$4,887	$12,948

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
EBITDA
(In thousands)
EBITDA, before charges, is calculated as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Net Income (loss)	$724	(530)	$307	$(696)

Interest expense, net	115	25	219	47
Provision (benefit) for income taxes	525	(344)	237	(446)
Depreciation	455	430	916	825
Amortization	106	91	213	162
Minimum royalty guarantee shortfall gain	(2,325)	—	(2,325)	—
Integration costs	23	93	68	136
Restructuring charge	319	105	902	105
Loss on Chicago lease	—	311	—	311
ERP reimplementation costs	13	—	102	—

EBITDA, before charges	$(45)	$181	$639	$444

EBITDA is reconciled to cash flows provided by operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
EBITDA, before charges	$(45)	$181	$639	$444

Integration costs	(23)	(93)	(68)	(136)
Restructuring charge	(319)	(105)	(902)	(105)
Loss on Chicago lease	—	(311)	—	(311)
ERP reimplementation costs	(13)	—	(102)	—
Interest expense, net	(115)	(25)	(219)	(47)
(Provision) benefit for income taxes	(525)	344	(237)	446
Changes in operating assets and liabilities	3,504	1,159	7,886	505
Other, net	285	328	508	478

Net cash provided by operating activities	$2,749	$1,478	$7,505	$1,274

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